Exhibit 4.2

LENDER ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	ABN AMRO Bank N.V.

26 July 2002

Vodafone Group Plc – U.S.$10,650,000,000 Revolving Credit Agreement dated 27th June, 2002 (the “Credit Agreement”)

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 2.7 (Additional Lenders).

We, ABN AMRO Bank N.V. agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.7 (Additional Lenders) with effect on and from 26th July, 2002.

Our Revolving Credit Commitment is U.S.$375,000,000.00. Our Swingline Commitment is U.S.$250,000,000.00.

We confirm to each Finance Party that we:

(a)
have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)
will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

The Facility Office and address for notices of the Additional Lender for the purposes of Clause 32.2 (Addresses for notices) is:

250 Bishopsgate, London EC2M 4AA

Tel No. 020 7678 6809 / 6698
Fax No: 020 7678 8604

US$ swingline contact details

Attention:	Nancy Lanzoni

55 East 52nd Street New York NY 10055

Tel no.: 1 212 409 1477
Fax no.: 1 212 409 1641

This Agreement is governed by English law.

ABN AMRO Bank N.V.

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

VODAFONE GROUP PLC

By: